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                           AREA BANCSHARES CORPORATION
                           PROFIT SHARING/401(K) PLAN







CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Area Bancshares Corporation:

We consent to incorporation by reference in the Registration Statement No. 333-38037 on Form S-8 pertaining to the Area Bancshares Corporation Profit Sharing/401(k) Plan of our report dated June 7, 1999, relating to the statements of net assets available for benefits of Area Bancshares Corporation Profit Sharing/401(k) Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended, and all related schedules, which report appears in the December 31, 1998 annual report on Form 11-K of the Area Bancshares Corporation Profit Sharing/401(k) Plan.




Louisville, Kentucky                                              \s\ KPMG LLP
June 28, 1999